                                                                       EXHIBIT 1

                              Agreement of Merger

                            dated December 2, 1999



                                     among

                              Avant! Corporation,

                             AC Acquisition Corp.

                                      and

                                 Analogy, Inc.

                               TABLE OF CONTENTS

                                                                                        PAGE
Section 1  The Merger..................................................................   1

      1.1  The Closing.................................................................   1

      1.2  Effective Date of Merger....................................................   1

      1.3  Effects of Merger...........................................................   1

Section 2  Representations and Warranties of the Company...............................   1

      2.1  Capital Stock...............................................................   1

      2.2  Organization; Good Standing.................................................   3

      2.3  Authority; Enforceability...................................................   3

      2.4  No Violation................................................................   3

      2.5  Subsidiaries, Other Interests...............................................   3

      2.6  Financial Statements........................................................   4

           (a)  Financial Statements...................................................   4

           (b)  Certain Indebtedness...................................................   4

           (c)  Absence of Certain Liabilities.........................................   4

           (d)  Absence of Certain Changes.............................................   4

      2.7  Taxes.......................................................................   5

      2.8  Title to Properties.........................................................   6

      2.9  Inventories.................................................................   6

      2.10 Accounts Receivable.........................................................   7

      2.11 Leases......................................................................   7

      2.12 Facilities, Equipment.......................................................   7

      2.13 Insurance...................................................................   7

      2.14 Employment and Benefit Matters..............................................   7

      2.15 Contracts...................................................................  10

      2.16 Officers and Directors......................................................  10

      2.17 Corporate Documents.........................................................  10

      2.18 Legal Proceedings...........................................................  10

      2.19 Compliance with Instruments, Orders and Legal Requirements..................  11

      2.20 Permits.....................................................................  11

                              TABLE OF CONTENTS
                                  (Continued)

                                                                                       PAGE
     2.21 Intellectual Property.......................................................  11

     2.22 Capital Expenditures........................................................  14

     2.23 Environmental Matters.......................................................  14

     2.24 Illegal Payments............................................................  15

     2.25 SEC Information.............................................................  15

     2.26 Board of Directors Approval; Fairness Opinion...............................  15

     2.27 No Dissenters' Rights.......................................................  16

     2.28 Option Substitution.........................................................  16

     2.29 Employee Stock Purchase Plan................................................  16

     2.30 Transfers of Technology.....................................................  16

     2.31 Representations.............................................................  16

Section 3 Representations and Warranties of Buyer.....................................  16

     3.1  Organization, Standing of Buyer and Buyer Subsidiary........................  16

     3.2  Authority; Enforceability...................................................  17

     3.3  Litigation..................................................................  17

     3.4  Proxy Materials.............................................................  17

Section 4 Conditions to Obligations of Buyer at Closing...............................  17

     4.1  Representations and Warranties..............................................  17

     4.2  Proxy Statement.............................................................  18

     4.3  Closing Certificate.........................................................  18

     4.4  Performance.................................................................  18

     4.5  Stockholder Approval........................................................  18

     4.6  Third-Party Action..........................................................  18

     4.7  Opinion of Counsel..........................................................  18

     4.8  Transactional Litigation....................................................  18

     4.9  Interim Events..............................................................  18

     4.10 Management Changes, Technical Employees.....................................  18

     4.11 Employment and Noncompetition Agreements....................................  19

                              TABLE OF CONTENTS
                                  (Continued)

                                                                                       PAGE
     4.12 Option Holder Approval......................................................  19

     4.13 Nonemployee Option Consents.................................................  19

     4.14 Financial Statement Compliance..............................................  19

     4.15 Corporate and Other Proceedings.............................................  19

     4.16 Cancellation of Company 401(k) Plan.........................................  19

     4.17 Officer and Director Resignations...........................................  19

     4.18 Advisory Opinion............................................................  19

     4.19 DARPA Letter................................................................  20

Section 5 Conditions to Company's Obligations at Closing..............................  20

     5.1  Representations and Warranties..............................................  20

     5.2  Closing Certificate.........................................................  20

     5.3  Performance.................................................................  20

     5.4  Stockholder Approval........................................................  20

     5.5  Third-Party Action..........................................................  20

     5.6  Opinion of Counsel..........................................................  20

     5.7  Transactional Litigation....................................................  20

     5.8  Corporate and Other Proceedings.............................................  21

Section 6 Covenants of Company, Buyer Subsidiary and Buyer............................  21

     6.1  Non-Disclosure..............................................................  21

     6.2  Nonsurvival of Representations and Warranties...............................  21

     6.3  Termination of this Agreement; Termination Fees.............................  21

     6.4  Reasonable Business Efforts, No Inconsistent Action.........................  22

     6.5  Access......................................................................  22

     6.6  No Solicitation or Negotiation..............................................  23

     6.7  Interim Financial Information...............................................  25

     6.8  Interim Conduct of Business.................................................  25

     6.9  Section 338 Election; Tax Status............................................  27

     6.10 Option to Purchase..........................................................  27

                              TABLE OF CONTENTS
                                  (Continued)

                                                                                       PAGE
     6.11 SEC Reports.................................................................  31

     6.12 Notice of Certain Events....................................................  31

     6.13 Takeover Statutes...........................................................  31

     6.14 Pay-Off.....................................................................  31

     6.15 Other Filings...............................................................  31

     6.16 Officers and Directors Indemnification......................................  32

Section 7 Miscellaneous...............................................................  33

     7.1  No Brokers, Finders.........................................................  33

          (a)  Company................................................................  33

          (b)  Buyer..................................................................  33

     7.2  Expenses....................................................................  33

     7.3  Complete Agreement; Waiver and Modification; No Third Party Beneficiaries...  33

     7.4  Notices.....................................................................  34

     7.5  Law Governing...............................................................  35

     7.6  Headings; References; "Hereof;" Interpretation..............................  35

     7.7  Successors and Assigns......................................................  35

     7.8  Counterparts, Separate Signature Pages......................................  35

     7.9  Severability................................................................  35

Section 8 Glossary....................................................................  35

                              Agreement of Merger

     This Agreement of Merger dated December 2, 1999 is entered into by Avant! Corporation, a Delaware corporation (the "Buyer"), AC Acquisition Corp., an Oregon corporation and wholly owned subsidiary of the Buyer ("Buyer Subsidiary"), and Analogy, Inc., an Oregon corporation (the "Company"). The Company is a developer and marketer of analog and mixed-technology design systems and model libraries, including without limitation the Saber and Verias simulator programs (the "Business").

     Capitalized terms used herein have the meanings stated in Section 8.

     The Buyer and the Company desire that the Buyer acquire the Company through a merger of Buyer Subsidiary with and into the Company (the "Merger"), and the Company desires to consummate the Merger, under the terms of this Agreement.

     Therefore, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

Section 1 The Merger

     1.1 Closing. The closing (the "Closing") under this Agreement shall take place at the offices of Ater Wynne LLP within 3 business days after the satisfaction (or waiver by the party entitled to waive) of all conditions stated in Sections 4 and 5, or at such other place or on such other date as the parties may agree in writing.

     1.2 Effective Date of Merger. The Merger shall take effect upon filing of articles of merger with respect to the Plan of Merger in the form attached hereto as Exhibit A and incorporated herein by this reference (the "Plan of Merger") with the Oregon Secretary of State in accordance with Oregon law (the "Effective Time").

     1.3 Effects of Merger. The effects of the Merger are set forth in the Plan of Merger.

Section 2  Representations and Warranties of the Company

     Except as otherwise set forth in the Disclosure Schedule attached hereto and incorporated herein (which Disclosure Schedule shall identify the section or sections of this Agreement to which such exceptions relate), the Company hereby represents and warrants to the Buyer as follows:


     2.1     Capital Stock.

     (a) The authorized and outstanding capital stock of the Company, as of December 1, 1999, is as follows:

                                            Shares
     Designation of Class                 Authorized        Shares Outstanding
     Common Stock, no par value            35,000,000           9,631,911
     Preferred Stock, no par value          5,000,000                   0

There is no capital stock of the Company authorized or outstanding except as stated in this Section 2.1(a). The outstanding Stock Rights of the Company are as follows:

                                                     Class of    Shares Subject to Stock
     Designation of Stock Right                        Stock              Right
     Options under 1986 Stock Option Plan             Common              24,687

     Options under the Amended and Restated 1993
     Stock Incentive Plan                             Common           1,578,724

     Options under 1995 Stock Option Plan for
     Nonemployee Directors                            Common             100,000

     Warrants issued to Transamerica Business
     Credit Corporation                               Common              10,000


There are no Stock Rights outstanding with respect to the Company except as set forth in this Section 2.1(a), and the terms of such Stock Rights are as set forth in Schedule 2.1. Except as disclosed in Schedule 2.1, the Company is not a party to any stockholders agreement, registration rights agreement, repurchase agreement or other Contract with respect to capital stock or Stock Right issued or to be issued by it.

     (b) All of the issued and outstanding capital stock of the Company has been duly and validly authorized and issued and is fully paid and non-assessable, and has not been issued in violation of any preemptive or similar rights of any stockholder or any applicable securities law. Except as disclosed in Schedule 2.1, no Person has any right to require the Company to redeem, purchase or otherwise reacquire any capital stock issued by the Company or any Stock Rights with respect to any capital stock issued by the Company. There are no preemptive or similar rights in respect of any capital stock of the Company except as set forth in Schedule 2.1.

     (c) The Company has never declared or paid any dividend or made any distribution in respect of any of its capital stock or any Stock Rights with respect thereto. Since September 30, 1999, except as set forth in Schedule 2.1, the Company has not directly or indirectly redeemed, purchased or otherwise acquired any of the capital stock issued by it or any Stock Rights with respect thereto.

     2.2 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of Oregon and has all requisite corporate power and authority to own, lease and operate its Properties and to conduct the Business as currently conducted. Schedule 2.2 sets forth (i) each jurisdiction in which the Company is qualified to do business as a foreign corporation, (ii) the jurisdiction of incorporation of each Subsidiary and (iii) each jurisdiction in which a Subsidiary is qualified to do business as a foreign corporation. The Company and each Subsidiary is in good standing in each jurisdiction shown in Schedule 2.2, and neither the Company nor any Subsidiary is required to qualify to do business as a foreign corporation in any other jurisdiction in which the failure to so qualify would have a Material Adverse Effect. The Company holds all of the outstanding shares of each Subsidiary. Neither the Company nor any Subsidiary is a partner in any general or limited partnership or a member in any limited liability company.

     2.3 Authority; Enforceability. The Company has all requisite power and authority under applicable corporate law to execute and deliver this Agreement and to perform the transactions contemplated hereby and, subject to approval of the Plan of Merger by the stockholders of the Company as contemplated hereby (the "Stockholder Approval"), to consummate the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company (subject to the Stockholder Approval), and no other approval on the part of the Company is necessary under applicable corporate law for the execution, delivery and performance of this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to general limitations on the availability of equitable remedies and the effect of bankruptcy, insolvency, reorganization and other laws of general application affecting the enforcement of creditors' rights.

     2.4 No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with the articles of incorporation or by-laws of the Company or any Subsidiary, or, to the knowledge of the Company, violate any Legal Requirement or Order applicable to the Company or any Subsidiary. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) require any Third-Party Action with respect to the Company or any Subsidiary under, or (ii) conflict with or constitute a default under, or result in the acceleration or right of acceleration of any obligations, or any termination or right of termination under, either (x) any Contract (other than a Designated Contract) where such failure to secure Third-Party Action, conflict, default, acceleration or termination would have a Material Adverse Effect or (y) any Designated Contract. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) result in the creation or imposition of any material Lien, claim, charge, restriction, equity or encumbrance of any kind upon or give any Person any interest or right in or with respect to any of the Properties, assets, business or Contracts of the Company or any Subsidiary otherwise than pursuant to a Designated Contract or (ii) result in the creation or imposition of any Lien, claim, charge, restriction, equity or encumbrance of any kind upon or give any Person any interest or right in or with respect to any of the Properties, assets, business or Contracts of the Company or any Subsidiary pursuant to a Designated Contract.

     2.5 Subsidiaries, Other Interests. Except as set forth in Schedule 2.5, neither the Company nor any Subsidiary beneficially owns, directly or indirectly, any Equity Interest in or debt obligation (except as a creditor in the ordinary course of business and except for debt obligations of the Company or a Subsidiary as specified in Schedule 2.5) of, any Person. The owner shown in Schedule 2.5 owns the interest shown free and clear of all Third-Party Rights.

     2.6    Financial Statements.

     (a) Financial Statements. Except as set forth in Schedule 2.6(a), the audited consolidated balance sheets and consolidated statements of operations and retained earnings and of cash flows for the Company at and for each of the years ended March 31, 1999 (the "Last Fiscal Year-End"), March 31, 1998 and March 31, 1997 (the "Audited Statements") and the unaudited consolidated balance sheets and consolidated statements of operations and cash flows for the Company at and for the period ended September 30, 1999 (the "Interim Statements" and, together with the Audited Statements, the "Financial Statements") fairly present the consolidated financial condition of the Company at the dates indicated and the consolidated results of operations and cash flows of the Company for the periods indicated in accordance with GAAP consistently applied throughout the periods indicated (except as stated therein and, in the case of the Interim Statements, the omission of certain footnote disclosures and subject to normal year-end adjustments).

     (b) Certain Indebtedness. Schedule 2.6(b) sets forth all obligations of the Company and its Subsidiaries with respect to borrowed money, debt securities, capitalized leases and the deferred payment of the purchase price of property or services over an original term of 6 months or more, and the Property of the Company, if any, subject to a Lien to secure any of such obligations.

     (c) Absence of Certain Liabilities. Neither the Company nor any Subsidiary has any liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, arising out of acts or omissions heretofore occurring, or circumstances currently or heretofore existing, except: (i) as expressly set forth in this Agreement (including without limitation disclosures in the Schedules hereto); (ii) as accrued in the balance sheet included in the Interim Statements (the "Interim Balance Sheet"); (iii) for liabilities and obligations incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent in nature and amount with past practice; and (iv) liabilities and obligations of a kind not required to be accrued in a balance sheet at the date hereof prepared in accordance with GAAP which individually (or in the aggregate for related events, transactions, defects or circumstances) will not subject the Company or any Subsidiary to obligations in excess of $25,000.

     (d) Absence of Certain Changes. Since the date of the Interim Balance Sheet, except as set forth in Schedule 2.6(d):

          (i) The Company and each Subsidiary has operated their consolidated business in the ordinary course.

          (ii) There has been no change or changes which, individually or in the aggregate, has or have had or is or are reasonably likely to have a Material Adverse Effect.

          (iii) There has not been any damage, destruction or condemnation known to the Company with respect to Property having an aggregate net book value on the Company's consolidated books in excess of $25,000, net of any insurance recoveries.

          (iv) There has not been any material change in the accounting methods, practices or principles of the Company.

          (v) Neither the Company nor any Subsidiary has sold, transferred or otherwise disposed of (or agreed or committed to sell, transfer or otherwise dispose of) any Property other than the sale of inventory in the ordinary course, or canceled, compromised, released or assigned any debt or claim in its favor, where the aggregate amount of such sales, transfers, dispositions, cancellations, compromises, releases or assignments exceeds $25,000.

          (vi) Neither the Company nor any Subsidiary has instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Agency.

          (vii) Neither the Company nor any Subsidiary has assumed, guaranteed, endorsed or otherwise become responsible (or otherwise agreed to become responsible) for the obligations of any other Person, except for the endorsement of negotiable instruments in the ordinary course of business.

          (viii) Neither the Company nor any Subsidiary has granted (or agreed or committed to grant) any increase in compensation or fringe benefits other than normal salary increases consistent with prior periods.

          (ix) Neither the Company nor any Subsidiary has entered into any licensing or other Contract with regard to the acquisition or disposition of any material Intellectual Property other than non-exclusive licenses granted in the ordinary course of business consistent with past practice.

       2.7    Taxes.  Except as set forth in Schedule 2.7:

       (a) The Company and each Subsidiary has properly completed and filed, within the time and in the manner prescribed by law, all Tax returns and other documents required to be filed in respect of all Taxes, and all such returns and other documents are true, correct and complete in all material respects. The Company has furnished to the Buyer copies of all income Tax returns of the Company for the past 3 years. The Company and each Subsidiary has, within the time and in the manner prescribed by law, paid all Taxes that are due and payable. The Company has established reserves on its consolidated books that are at least equal to those required by GAAP.

        (b)   (i)   None of such returns contained a disclosure statement under
        Section 6662 of the Code or any similar provision of foreign law;

              (ii) The Company has not received written notice from any federal or foreign taxing authority asserting any deficiency against the Company or any Subsidiary or claim for additional Taxes in connection therewith, other than any deficiency or claim which has been previously settled or for which appropriate reserves are included in the Interim Statements;

              (iii) There is no pending action, audit, proceeding or investigation with respect to the assessment or collection of federal or foreign Taxes or a claim for refund made by the Company or any Subsidiary with respect to federal or foreign Taxes previously paid;

              (iv) All amounts that are required to be collected or withheld by the Company and each Subsidiary with respect to federal or foreign Taxes have been duly collected or withheld, and all such amounts that are required to be remitted to any federal or foreign taxing authority have been duly remitted;

              (v) No audit has been conducted of any federal or foreign income tax return filed by the Company or any Subsidiary. The time during which such returns remain open for examination has expired in accordance with applicable statute and regulations, except for those returns for which the normally applicable statutory/regulatory period has not yet elapsed;

              (vi) Neither the Company nor any Subsidiary has requested nor been granted any currently effective waiver or extension of any statute of limitations with respect to the assessment or filing of any federal or foreign Tax or return with respect thereto;

              (vii) No consent has been filed under Section 341(f) of the Code with respect to the Company or any Subsidiary;

              (viii) The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of foreign laws or regulations) by reason of a change in accounting method nor does the Company have any knowledge that the Internal Revenue Service (or other federal or foreign taxing authority) has proposed, or is considering, any such change in accounting method; and

              (ix) Neither the Company nor any Subsidiary is a party to or bound by nor has any continuing obligation under any tax sharing or similar agreement or arrangement with any Person.

     2.8    Title to Properties.

     (a)  Neither the Company nor any Subsidiary owns any real Property.

     (b) Schedule 2.8(b) is a true and complete summary based on the books and records of the Company of all items of personal Property owned by the Company or any Subsidiary with a consolidated net book value at the Last Fiscal Year-End in excess of $5,000 per item.

     (c) Except as set forth in Schedule 2.8(c), the Company and each Subsidiary has good title to all tangible personal Properties, in each case free and clear of all Third-Party Rights.

     (d) The Company and its Subsidiaries, taken together, own all material items of non-inventory tangible and intangible personal Property that were owned as of the Last Fiscal Year-End and used in generating the revenue shown in the audited consolidated statement of operations of the Company for the fiscal year ending on the Last Fiscal Year-End, subject to any sales or dispositions of tangible personal Property since the Last Fiscal Year-End in the ordinary course of business.

     2.9 Inventories. Except as set forth in Schedule 2.9, since the Last Fiscal Year-End, all sales of inventory by the Company and its Subsidiaries have been made in the ordinary course of business and no inventory has been pledged as collateral.

     2.10 Accounts Receivable. The consolidated accounts receivable of the Company and its Subsidiaries (i) are bona fide and arose from valid sales in the ordinary course of business in material conformity with all applicable Legal Requirements, (ii) are valid and binding obligations of the debtors requiring no further performance by the Company or any Subsidiary, and (iii) subject to the allowance for doubtful accounts receivable in the Interim Balance Sheet, are fully collectible and not subject to any offsets or counterclaims and do not represent guaranteed sale, sell-or-return transactions or any other similar understanding. Except as shown on Schedule 2.6(b), no accounts receivable have been pledged as collateral to any Person. The amounts shown for accounts receivable in the Financial Statements reflect an allowance for doubtful accounts receivable in accordance with GAAP.

     2.11 Leases. Schedule 2.11 lists all leases, rental agreements, conditional sales contracts and other similar Contracts under which the Company or any Subsidiary leases (as lessor or lessee) any real or personal Property with rental payments exceeding $10,000 per year (collectively, the "Disclosable Leases"). All Disclosable Leases are, in all material respects, valid and enforceable by the Company in accordance with their terms. Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party to any Disclosable Lease is in material breach thereof. The Company and each Subsidiary enjoys peaceable possession of all real estate premises subject to Disclosable Leases to which it is a party and to all personal Property subject to Disclosable Leases to which it is a party.

     2.12 Facilities, Equipment. The Company owns or leases all material land, buildings and equipment used in the operation of its business. The Company has not received any notice of any material violation of any Legal Requirement or Order relating to the Company's facilities which has not been corrected, and no facility of the Company is in material violation of any Legal Requirement or Order.

     2.13 Insurance. Schedule 2.13 lists and describes briefly all binders and policies of liability, theft, life, fire and other forms of insurance and surety bonds, insuring the Company or any Subsidiary or their respective Properties, assets and business as of the date hereof. Except as noted in Schedule 2.13, all listed policies and binders insure on an occurrence, rather than claims-made, basis. All policies and binders listed in Schedule 2.13 are valid and in good standing and in full force and effect and the premiums have been paid when due. Except for any claims set forth in Schedule 2.13, there are no outstanding unpaid claims under such policy or binder, and, except as set forth in Schedule 2.13, neither the Company nor any Subsidiary has received any notice of cancellation, general disclaimer of liability or non-renewal of any such policy or binder.

     2.14   Employment and Benefit Matters.

     (a) Schedule 2.14(a) lists each of the following for each employee of the Company and each Subsidiary: name, hire date and current salary. None of the employees listed on Schedule 2.14(a) has given the Company or such Subsidiary notice of his or her intention to resign his or her position with the Company or such Subsidiary and neither the Company nor such Subsidiary has any present intention to terminate such employees.

     (b) Schedule 2.14(b) lists all of the following items which are applicable to the Company or any Subsidiary: (i) employment Contracts with any employee, officer or director; and (ii) Contracts or arrangements with any Person providing for bonuses, profit sharing payments, deferred compensation, stock options or stock purchase rights (other than options and warrants granted pursuant to those Stock Rights listed in Section 2.1(a)), retainer, consulting, incentive, severance pay or retirement benefits, life, medical or other insurance, payments triggered by a change in control or any other employee benefits or any other payments, "fringe benefits" or perquisites which are not terminable at will without liability to the Company or any Subsidiary or which are subject to ERISA. The contracts or arrangements referred to in the foregoing clause (ii) are herein called "Benefit Plans."

     (c) Neither the Company nor any of its ERISA Affiliates has any union contracts, collective bargaining, union or labor agreements or other Contract with any group of employees, labor union or employee representative(s), nor has the Company or any ERISA Affiliate ever participated in or contributed to any single employer defined benefit plan or multi-employer plan within the meaning of ERISA Section 3(37), nor is the Company currently engaged in any labor negotiations, excepting minor grievances, nor is the Company the subject of any union organization effort. The Company and each Subsidiary is in material compliance with applicable Legal Requirements respecting employment and employment practices and terms and conditions of employment, including without limitation health and safety and wages and hours. No complaint or other proceeding by or on behalf of any current or former employee or group of employees is pending against the Company or any Subsidiary before any Governmental Agency, and no claim by any current or former employee or group of employees that the Company or any Subsidiary is not in compliance with any Legal Requirement relating to employees or employment is pending against the Company or any Subsidiary. There is no labor dispute, strike, slowdown or work stoppage pending or threatened against the Company or any Subsidiary.

     (d) True and correct copies of each Benefit Plan listed in Schedule 2.14(b) that is subject to ERISA (a "Company ERISA Plan") and related trust agreements, insurance contracts, and summary descriptions have been delivered or made available to the Buyer by the Company. The Company has also delivered or made available to the Buyer a copy of the most recently filed IRS Form 5500, with attached financial statements and accountant's opinions, if applicable, for each Company ERISA Plan. The Company has also delivered or made available to the Buyer a copy of, in the case of each Company ERISA Plan intended to qualify under Section 401(a) of the Code, the most recent Internal Revenue Service letter as to its qualification under Section 401(a) of the Code. Nothing has occurred prior to or since the issuance of such letters to cause the loss of qualification under the Code of any of such plans.

     (e) With respect to each Company ERISA Plan, (i) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, (ii) each Company ERISA Plan has been administered in accordance with its terms and in material compliance with all Legal Requirements (including without limitation ERISA and the Code), (iii) the Company (or, as appropriate, an ERISA Affiliate) has prepared in good faith and timely filed all requisite governmental reports in true and correct form and has properly and timely filed and distributed or posted all notices and reports to participants and beneficiaries required to be filed, distributed or posted, (iv) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against any Company ERISA Plan or against the Company with respect to any Company ERISA Plan, including without limitation any audit or inquiry by the Internal Revenue Service or United States Department of Labor, (v) the

Company and each ERISA Affiliate have performed all material obligations required to be performed by them under, and are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation of, any Company ERISA Plan, (vi) neither the Company nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA, (vii) all contributions required to be made by the Company or any ERISA Affiliate have been made on or before their due dates, (viii) no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred, (ix) no Company ERISA Plan is covered by, and neither the Company nor any ERISA Affiliate has incurred or expects to incur any material liability under, Title IV of ERISA or Section 412 of the Code, and (x) neither the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multi-employer plan" as defined in Section 3(37) of ERISA.

     (f) The Company has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder,
(ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the temporary regulations thereunder. The Company has no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder.

     (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or other ERISA Affiliate relating to, or change in participation or coverage under, any Benefit Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Audited Statements.

     (h) Schedule 2.14(h) contains a true and correct list of each employee, director or consultant who holds any stock option as of the date hereof, together with (i) the number of shares of Company Common Stock subject thereto,
(ii) the date of grant, (iii) the extent to which such stock option is currently vested and, to the extent such stock option is not fully vested, the vesting schedule, (iv) the exercise price, (v) whether such stock option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and (vi) the expiration date of such stock option. Schedule 2.14(h) also sets forth the aggregate number of ISO's and nonqualified stock options outstanding as of the date hereof.

     (i) Neither the Company nor any Subsidiary is a party to any Contract or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, as to which any benefits will be increased, or the vesting of benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any benefits will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (j) Except as disclosed in Schedule 2.14(j), the Company and its ERISA Affiliates do not maintain any plans providing benefits within the meaning of
Section 3(1) of ERISA (other than group health plan continuation coverage under Section 601 of ERISA and 4980B(f) of the Code) to former employees or retirees.

  (k) All Benefit Plans are in compliance with, and satisfy the requirements of, the Family and Medical Leave Act of 1993.

  2.15 Contracts. Except as shown on Schedules 2.11 and 2.15, and except for Contracts fully performed or terminable at will without liability to the Company, neither the Company nor any Subsidiary is a party to any Contract which contemplates performance by the Company or such Subsidiary during a remaining period of more than 180 days or involves remaining commitments for sale or purchase in excess of $25,000. True and complete copies of each Contract disclosable on Schedule 2.15 (a "Disclosable Contract") have been delivered to the Buyer. Each Disclosable Contract is, in all material respects, valid and enforceable by the Company in accordance with its terms. Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party to any Disclosable Contract is in material breach thereof.

  2.16   Officers and Directors.  Schedule 2.16 is a true and complete list of:

  (a) the names and addresses of each of the Company's and each Subsidiaries' officers and directors;

  (b) the name of each bank or other financial institution in which the Company or any Subsidiary has an account, deposit or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and

  (c) the name of each bank or other financial institution in which the Company or any Subsidiary has a line of credit or other loan facility.

  2.17 Corporate Documents. The Company has furnished or made available to the Buyer or its representatives true, correct and complete copies of (i) the articles or certificate of incorporation and by-laws of the Company and each Subsidiary, (ii) the minute books of the Company and each Subsidiary containing all records required to be set forth of all proceedings, consents, actions and meetings of the stockholders and board of directors of the Company or such Subsidiary; and (iii) all material Permits and Orders with respect to the Company and any Subsidiary.

  2.18   Legal Proceedings.

  (a) There is no action, suit, proceeding or investigation pending in any court or before any arbitrator or before or by any Governmental Agency against the Company or any Subsidiary or any of their respective Properties or businesses, and to the knowledge of the Company, there is no such action, suit, proceeding or investigation threatened.

  (b) Neither the Company nor any Subsidiary has ever been notified in writing that it has been subject to an audit, compliance review, investigation or like contract review by the U.S. General Services Administration or any other Governmental Entity or agent thereof in connection with any government contract (a "Government Audit"). To the Company's knowledge, no Government Audit is threatened and no basis exists for a finding of noncompliance with any material provision of any government contract or for a material refund of any amounts paid or owed to the Company or any Subsidiary by any Governmental Entity pursuant to such government contract.

  2.19 Compliance with Instruments, Orders and Legal Requirements. Neither the Company nor any Subsidiary is in material violation of, or in default in any material respect with respect to, any term or provision of its articles or certificate of incorporation or bylaws, or, to the knowledge of the Company, any Order or any Legal Requirement applicable to the Company or such Subsidiary.

  2.20 Permits. The Company and each Subsidiary holds all Permits material to the conduct their consolidated business as and where now conducted. To the knowledge of the Company, there is not pending nor threatened any proceedings to terminate, revoke, limit or impair any material Permit.

  2.21   Intellectual Property.

     (a) "Company Intellectual Property" means Intellectual Property used in the business of the Company and its Subsidiaries as currently conducted or as presently planned to be conducted, including without limitation, the development, licensing and use of the programs and model libraries currently being marketed (the "Programs"), other than Third-Party Intellectual Property. Except as set forth on Schedule 2.21(a) and except for Third-Party Intellectual Property licensed to the Company or a Subsidiary pursuant to an agreement listed in Schedule 2.21(c)(ii), the Company or a Subsidiary owns, solely and exclusively, and free and clear of any Third-Party Right, all title to and rights in all Intellectual Property that is used in the business of the Company and its Subsidiaries as currently conducted or as presently planned to be conducted, including without limitation, the development, licensing and use of the Programs. "Intellectual Property" means patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyright registrations, copyrights, and any applications for any of the foregoing, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, computer software programs or applications (in both source code and object code form), development documentation, programming tools, data, technical information, and tangible or intangible proprietary information or material. "Third-Party Intellectual Property" means Intellectual Property owned in whole or in part by any Person other than the Company or a Subsidiary.

     (b) Schedule 2.21(b) lists all patents, patent applications, trademarks, trade names, service marks and copyrights included in the Company Intellectual Property which have been registered, issued or applied for and the jurisdictions in which such Company Intellectual Property right has been issued, registered or applied for.

     (c) Schedule 2.21(c)(i) lists those licenses, sublicenses and other agreements, written or unwritten, to which the Company or any Subsidiary is a party pursuant to which any Person is authorized to use, resell, sublicense or market or distribute any product currently marketed or presently planned to be marketed by the Company or a Subsidiary or any component or predecessor of any such product and which have accounted for gross revenue in excess of $500,000 in the aggregate during the three (3) years ended September 30, 1999. Schedule 2.21(c)(ii) lists all written, and all material unwritten, licenses, sublicenses and other agreements to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary is authorized to use, resell or distribute any Third-Party Intellectual Property, including without limitation software, opensource, freeware, shareware and hardware, which are incorporated in or are a part of any products which the Company or any Subsidiary has sold, resold, licensed or sublicensed, or which is material to the current operations of the Company and its Subsidiaries, other than (in the case of Third-Party Intellectual Property used internally only and not embedded in products shipped to customers) readily-obtainable standard products. The Company and each Subsidiary has, and at the relevant times in the past had, all necessary rights to resell or distribute any hardware and software of a third party which it resells or distributes or has resold or distributed. Neither the Company nor any Subsidiary is in material violation of any license, sublicense or agreement described in Schedule 2.21(c)(i) or (ii). To the knowledge of the Company, neither the Company nor any Subsidiary, or any of the products or operations of either, is in material violation of or materially infringes any Third-Party Intellectual Property. Except as set forth on Schedule 2.21(c)(i) or (ii), neither the Company nor any Subsidiary has received any claim that it has lost or will lose any rights of the Company or any Subsidiary under any licenses to Third-Party Intellectual Property to which the Company or such Subsidiary is a party. The execution and delivery of this Agreement by the Company and, except as set forth in Schedule 2.21(c)(ii), the consummation of the transactions contemplated hereby will neither cause the Company or any Subsidiary to be in violation or default under any such license, sublicense or agreement nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as listed on Schedule 2.21(c)(i) and for the Company's commercially available products and pre-production and beta products licensed in the ordinary course of business, neither the Company nor any Subsidiary has assigned or licensed to any third party any right, title or interest in the Company Intellectual Property. Except as listed on Schedule 2.21(c)(ii), neither the Company nor any Subsidiary is contractually obligated to pay any compensation to any third party for the use of the Company Intellectual Property or the Third-Party Intellectual Property.

     (d) To the Company's knowledge there is no material unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property or any Third-Party Intellectual Property licensed by or through the Company by any third party, including without limitation any employee or former employee of the Company or any Subsidiary. Neither the Company nor any Subsidiary has entered into any agreement to indemnify any other person against any charge of infringement of any Third-Party Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

     (e) To the Company's knowledge, all patents, registered trademarks, registered service marks and registered copyrights held by the Company and its Subsidiaries are valid and subsisting. To the Company's knowledge, there is no assertion or claim (or basis therefor) challenging the validity of any Company Intellectual Property. Neither the Company nor any Subsidiary has been sued in any suit, action or proceeding, or otherwise notified of any claim, which involves a claim of infringement of any patent, trademark, service mark, copyright or violation of any trade secret or other proprietary right of any third party. Neither the conduct of the business of the Company and its Subsidiaries as currently conducted nor the manufacture, sale, licensing or use of any of the products of the Company and its Subsidiaries as now manufactured, sold or licensed or used, infringes on or conflicts with, in any way, any trademark, trademark right, trade name, trade name right, service mark or copyright, or, to the Company's knowledge, any patent, patent right, industrial model or invention, of any third party that individually or in the aggregate has or is reasonably likely to have a Material Adverse Effect. To the Company's knowledge and except as set forth on Schedule 2.21(e), no third party is challenging the ownership by the Company nor any Subsidiary, or the validity or effectiveness of, any of the Company Intellectual Property. Neither the Company nor any Subsidiary has brought any action, suit or proceeding for infringement of Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any third party. There are no pending, or to the Company's knowledge, threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company or any Subsidiary. Except as set forth on Schedule 2.21(e), to the Company's knowledge, there is no breach or violation by a third party of, or actual or threatened, loss of rights under, any licenses to which the Company is a party.

     (f) Except as set forth in Schedule 2.21(f), the Company or a Subsidiary has secured written assignments from all current and former consultants and employees who contributed to the creation or development of the Company Intellectual Property currently being provided or marketed, or presently planned to be provided or marketed, to customers or currently being used by the Company or a Subsidiary of the rights to such contributions that the Company or such Subsidiary does not already own by operation of law, recognizing the Company's or Subsidiary's ownership of all such Company Intellectual Property and agreeing to hold such of it as is not protected by patents, patent applications or copyright ("Confidential Information") in confidence and not to use any Confidential Information except in connection with such consultant's or employee's work for the Company or a Subsidiary. No current or former consultant or employee has claimed any rights to, interest in or rights to compensation for use of any of the Company Intellectual Property currently marketed or currently proposed to be marketed, by the Company or any Subsidiary.

     (g) The Company and each of its Subsidiaries has taken all commercially reasonable steps to protect and preserve the confidentiality of all Confidential Information. Except as set forth on Schedule 2.21(g)(i), all use, disclosure or appropriation of Confidential Information by or to a third party has been pursuant to the terms of a written confidentiality or nondisclosure agreement between the Company or any Subsidiary and such third party. Schedule 2.21(g)(ii) contains copies of the Company's standard forms of confidentiality and nondisclosure agreement. Except as disclosed in Schedule 2.21(g)(iii) (which lists those agreements containing material variations from the standard forms of confidentiality and nondisclosure agreement), as of the date hereof, the Company has not entered into any confidentiality and nondisclosure agreement which contains terms materially different than as set forth in the standard forms of such agreements contained in Schedule 2.21(g)(ii).

     (h) Schedule 2.21(h) lists (including names, addresses, contact names, telephone numbers and termination date and next renewal date) all Contracts or other arrangements currently in effect pursuant to which the Company or any Subsidiary is obligated to provide installation, maintenance or other support services (collectively, the "Support Agreements"). Except for any nonstandard maintenance agreements specified as such in Schedule 2.21(h), all of the Support Agreements are in all material respects in the form of the license agreement identified as the standard maintenance agreement set forth in Schedule 2.21(h). The versions of the products currently supported by the Company are set forth in
Schedule 2.21(h).

     (i) There are no material defects in the Company's products, and there are no material errors in any documentation, specifications, manuals, user guides, promotional material, internal notes and memos, technical documentation, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of the Company's or its Subsidiaries' products, which defects or errors have or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

To the Company's knowledge, the current versions of the Programs, including, without limitation, any time-and-date-related codes, data entry features and internal subroutines thereof, (a) automatically accommodate the change in the date from December 31, 1999 to January 1, 2000 without negatively affecting the Programs' performance; and (b) accurately accept, reflect and calculate all dates that are relevant to the Programs' performance, when used with products that properly exchange date data with the Programs.

     (j) Schedule 2.21(j) lists, as of the date hereof, all written agreements or other arrangements under which the Company or any Subsidiary has provided or agreed to provide source code of any Program or any other Company Intellectual Property to any third Person, whether pursuant to escrow arrangements or otherwise.

     (k) The Company has made available to the Buyer copies of the Company's standard forms of end-user license. Except as disclosed in Schedule 2.21(k), as of the date hereof, the Company has not entered into any end-user license in the last three (3) years involving payments to the Company in excess of $25,000 which contains terms materially different than as set forth in the standard forms of such agreements made available to the Buyer.

     (l) No government funding or university or college facilities were used in the development of any Program and no Program was developed pursuant to any contract or other agreement with any person or entity except pursuant to contracts or agreements listed in Schedule 2.21(l).

     (m) The Company has no customer warranty obligations currently if effect other than as set forth in end-user agreements listed in Schedule 2.21(k). The Company categorizes quality assurance incidents reported by its Subsidiaries or its Subsidiaries' customers into the following categories: Priority 1 - an inherently essential product feature or application is not available or functioning; Priority 2 - problem adversely affects completion of task, no workaround solution exists; Priority 3 - final output of a process is correct but other errors exist; and Priority 4 - errors which do not affect the accuracy of the delivered product or that are cosmetic. Schedule 2.21(m) lists all currently pending Priority 1 and 2 items related to products currently or previously marketed by the Company or a Subsidiary and the nature thereof that are pending or were made within the past twelve months. Except as set forth in
Schedule 2.21(m), to the knowledge of the Company, the Company has not made any material oral or written representations or warranties with respect to its products or services.

     (n) Except as set forth in Schedule 2.21(n), neither any single customer of the Company which individually accounted for more than five percent (5%) or over $1 million of the Company's gross revenue during the thirty-six (36) months ended September 30, 1999 nor any material supplier of the Company has cancelled or threatened to cancel its relationship with the Company.

     2.22 Capital Expenditures. Schedule 2.22 sets forth, by nature and amount, all budgeted capital expenditures of the Company and its Subsidiaries for which commitments have been or are budgeted to be made, or for which payments or current liabilities have been made or incurred or are budgeted to be made or incurred, after the Last Fiscal Year-End in excess of $5,000.

     2.23 Environmental Matters. There are no Hazardous Materials used or present at any location used by the Company or a Subsidiary or any predecessor entity of either in the conduct of the Business, except for any Hazardous Materials constituting normal office supplies. To the knowledge of the Company, no location currently or previously used by the Company or a Subsidiary or any predecessor entity of either is contaminated by any Hazardous Material or was previously used for any purpose other than office space. There are no environmental materials or conditions, including on-site or off-site disposal or releases of Hazardous Materials that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no event has occurred and no activity has been or is being conducted by the Company, a Subsidiary or any other Person which has resulted or could reasonably result in contamination of any location currently or previously used by the Company or a Subsidiary or any predecessor entity of either by any Hazardous Material. Neither the Company, any Subsidiary nor any predecessor entity of either has received any written communication from any Governmental Entity alleging that the Company, Subsidiary or predecessor entity or any premises currently or previously occupied by any of such Persons is contaminated by any Hazardous Materials or in violation of any Environmental Requirement. To the knowledge of the Company, no Government Agency has commenced any investigation or proceeding with respect to the contamination of any location currently or previously used by the Company or a Subsidiary or any predecessor entity of either by any Hazardous Material.

     2.24 Illegal Payments. To the best knowledge the Company, none of the Company, any Subsidiary or any director, officer, employee, or agent of the Company or any Subsidiary has, directly or indirectly, paid or delivered any fee, commission, or other sum of money or item of property however characterized to any broker, finder, agent, government official, or other person, in the United States or any other country, in any manner related to the business or operations of the Company or any Subsidiary, which the Company, any Subsidiary or any such director, officer, employee, or agent knows or has reason to believe to have been illegal under any law.

     2.25 SEC Information. Except as set forth in Schedule 2.25, as of their respective filing dates (except as thereafter amended) all documents that the Company has filed with the SEC (the "Company SEC Documents") have complied in all material respects with the applicable requirements of the Act or the Exchange Act, as the case may be, and none of the Company SEC Documents has contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading except to the extent corrected by a subsequently filed Company SEC Document filed prior to the date hereof.

     2.26 Board of Directors Approval; Fairness Opinion.

     (a) The members of the Board of Directors of the Company present at the meeting called to discuss the Merger have unanimously approved this Agreement and the Plan of Merger and unanimously recommended this Agreement and the Plan of Merger to the Company's stockholders. Such approval and recommendation have not been modified or withdrawn and are in full force and effect on the date hereof. The Company's financial adviser, Broadview Int'l LLC, has rendered its opinion to the Board of Directors of the Company that the consideration to be received in the Merger is fair to the Company's stockholders from a financial point of view. Prior to the Company's entry into this Agreement, each of the Company's officers and directors has entered into a voting agreement with the Buyer to vote all Shares beneficially owned by such officer or director in favor of the Merger.

     (b) The transactions contemplated by this Agreement (i) are not subject to the "fair price," "moratorium," "control share acquisition" or other similar statute (a "Takeover Statute") of any jurisdiction other than the State of Oregon. The Oregon Control Share Act is not applicable to the Merger by virtue of ORS 60.801(4)(e)(F), which exempts a merger effected in compliance with ORS
60.481 to 60.501. The Oregon Business Combination statute does not apply to the Merger because the Merger has been approved by the Company's Board of Directors. There are no other Takeover Statutes of the State of Oregon applicable to the Company or any Subsidiary.

     2.27 No Dissenters' Rights. No stockholder of the Company is entitled to exercise or obtain any form of dissenters' rights under the Oregon Business Corporation Act ("OBCA").

     2.28 Option Substitution. No Person holding an option issued under the Company's Amended and Restated 1993 Stock Incentive Plan may, pursuant to the terms of such plan, object to the substitution of such options with options of the Buyer as set forth in Section 3.2 of the Plan of Merger.

     2.29 Employee Stock Purchase Plan. The Company has taken all necessary action to provide that (i) the number of Company common shares available for issuance under the Company's 1996 Employee Stock Purchase Plan, as amended (the "Stock Purchase Plan"), has been increased from 300,000 to 600,000, (ii) the current offering period under the Stock Purchase Plan shall be terminated as of the earliest date after the required notice has been provided to each participant in the Stock Purchase Plan (the "Plan Termination Date"), (iii) each participant in the Stock Purchase Plan on the date hereof shall be deemed to have exercised his or her Purchase Right (as defined in the Stock Purchase Plan) on the Plan Termination Date and shall acquire from the Company (a) such number of whole shares of Company Common Stock as his or her accumulated payroll deductions on the Plan Termination Date will purchase at the Offering Exercise Price (as defined in the Stock Purchase Plan)(treating the last business day prior to the Plan Termination Date as the "Purchase Date" for all purposes of the Stock Purchase Plan) and (b) cash in the amount of any remaining balance in such participant's account, and (iv) the Stock Purchase Plan shall be terminated effective as of the Plan Termination Date.

     2.30 Transfers of Technology. The Company has not licensed or otherwise transfered any versions of the Verias Simulator to any foreign firms or institutions, other than those transfers made in executable code form, all of which will be disclosed to DARPA.

     2.31 Representations. No representation or warranty by the Company in this Agreement (including without limitation the Schedules and Exhibits attached hereto), or in any document furnished by the Company at the Closing pursuant hereto contains any untrue statement of a material fact or omits to state a fact necessary to make the statements contained in such representation or warranty not misleading.

Section 3 Representations and Warranties of Buyer

        The Buyer hereby represents and warrants to the Company that, on and as of the date hereof:

     3.1 Organization, Standing of Buyer and Buyer Subsidiary. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon. The Buyer and Buyer Subsidiary have full power and authority under applicable corporate law to own, lease and operate their Properties and to carry on the business in which they are engaged.

  3.2 Authority; Enforceability. The Buyer and Buyer Subsidiary have all necessary power and authority under applicable corporate law to execute, deliver and perform their obligations under this Agreement. The execution, delivery and performance of this Agreement by the Buyer and Buyer Subsidiary has been duly authorized by all necessary action under applicable corporate law. This Agreement constitutes a legal, valid and binding obligation of the Buyer and Buyer Subsidiary, enforceable in accordance with its terms, subject to general limitations on the availability of equitable remedies and the effect of bankruptcy, insolvency, reorganization and other laws of general application affecting the enforcement of creditors' rights. The execution, delivery and performance of this Agreement by the Buyer and Buyer Subsidiary and the consummation by the Buyer and Buyer Subsidiary of all of the transactions contemplated hereby, (x) do not require any Third-Party Action relating to the Buyer or Subsidiary except those listed on Schedule 3.2, (y) do not violate any Legal Requirement or Order applicable to the Buyer or Buyer Subsidiary and (z) do not conflict with or constitute a default (with or without the giving of notice or the passage of time or both) under, or result in any acceleration or right of acceleration of any obligations under, any Contract to which the Buyer or Buyer Subsidiary is a party, where, in each case, the absence of such Third-Party Action or such violation, conflict, default or acceleration would in any way adversely affect the transactions contemplated hereby.

  3.3 Litigation. There are no claims, actions, suits or other proceedings pending, or to the knowledge of the Buyer, threatened, at law or in equity, by or before any Governmental Agency or any arbitrator against the Buyer which could reasonably be expected to have an adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

  3.4 Proxy Materials. All of the information to be furnished by the Buyer or Buyer Subsidiary for inclusion in the Proxy Statement will not, on the date it is first mailed to the Company's stockholders, and on the date of the Company's stockholders' meeting, contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4 Conditions to Obligations of Buyer and Buyer Subsidiary at Closing

  The obligations of the Buyer and Buyer Subsidiary hereunder to be performed at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, except for any condition the Buyer may waive in writing in accordance with Section 7.3.

  4.1 Representations and Warranties. The representations and warranties contained in Section 2 shall have been true in all material respects on the date of this Agreement and shall be true in all material respects at and as of immediately prior to the Closing with the same effect as though made at and as of immediately prior to the Closing. The updating of Schedules to disclose nonmaterial changes in the underlying matters disclosed therein occurring from the date hereof to the Effective Time shall not constitute a failure of the condition set forth in this Section 4.1.

     4.2 Proxy Statement. The Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and shall not, at the time of (i) first mailing thereof or (ii) the stockholders' meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that this condition shall not apply with respect to information supplied by the Buyer or any affiliates or representatives of the Buyer for inclusion in the Proxy Statement.

     4.3 Closing Certificate. The Company shall have delivered to the Buyer its certificate dated the date of the Closing that the conditions specified in Sections 4.1, 4.2 and 4.4 are satisfied. Such certificate shall be deemed a representation and warranty of the Company under Section 2 for all purposes of this Agreement.

     4.4 Performance. The Company shall have performed and complied in all material respects with all covenants required herein to be performed or complied with by it on or before the Closing.

     4.5 Stockholder Approval. The Stockholder Approval shall have been given.

     4.6  Third-Party Action.   All Third-Party Action required under the
Designated Contracts in order to consummate the Closing on the terms hereof shall have been taken, and all Third-Party Action required (other than under the Designated Contracts) in order to consummate the Closing on the terms hereof, other than any such Third-Party Actions which in the aggregate would not have a Material Adverse Effect, shall have been taken, and the Hart-Scott waiting period shall have expired.

     4.7 Opinion of Counsel. The Buyer shall have received from Ater Wynne LLP, counsel to the Company, an opinion dated the date of the Closing, in form and substance substantially as set forth in Exhibit B.

     4.8 Transactional Litigation. No action, suit or proceeding before any Governmental Agency shall have been commenced and not dismissed, and no investigation by any Governmental Agency shall have been commenced or overtly threatened, against the Company, the Buyer, Subsidiary, or any of their respective principals, officers, directors or shareholders seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

     4.9  Interim Events.  None of the events listed in Sections 6.8(a) through
(v) shall have occurred without the Buyer's written consent.

     4.10 Management Changes, Technical Employees. No change in the executive management of the Company as listed on Schedule 4.10(a) shall have occurred from the date hereof, and not less than 80% of the Company's employees listed on
Schedule 4.10(b) shall have indicated to the Buyer, in form reasonably satisfactory to the Buyer, their intention to continue their employment with the Company or the Buyer on substantially their current terms following the Merger.

     4.11 Employment and Noncompetition Agreements. The individuals designated in Schedule 4.11 shall have entered into (i) employment agreements with the Buyer in form satisfactory to the Buyer, in replacement of the employment agreements, if any, currently in effect between each of them and the Company and
(ii) proprietary information and noncompetition agreements with the Buyer substantially in the form attached as Exhibit C.

     4.12 Option Holder Approval. At least 75% of the Company employees who hold options to acquire Shares as of the date hereof under the Company's 1986 Stock Option Plan shall have agreed to accept options to acquire shares of the Buyer's common stock (issued under the Buyer's 1995 Stock Option / Stock Issuance Plan) in substitution for such Company stock options held by such employees as of the date hereof.

     4.13 Nonemployee Option Consents. The Company shall have obtained the consent (i) of those option holders, if any, described in Section 3.1 of the Plan of Merger to the conversion of such options into the right to receive the Spread Amount (as defined in the Plan of Merger) and (ii) of all option holders under the 1995 Stock Option Plan for Nonemployee Directors to the cancellation of all options under such plan.

     4.14 Financial Statement Compliance. The Buyer shall have received confirmation from its outside auditors, KPMG Peat Marwick LLP, reasonably satisfactory to the Buyer, that the Financial Statements are satisfactory in form for inclusion in the Buyer's SEC filings, both for reporting the Merger and on a going forward basis.

     4.15 Corporate and Other Proceedings. All corporate and other proceedings on the part of the Company in connection with the transactions to be consummated at the Closing, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to the Buyer.

     4.16 Cancellation of Company 401(k) Plan. The Company shall have canceled its 401(k) Plan effective as of prior to the Closing. The Company has provided the Buyer with a copy of the most recent determination letter issued by the Internal Revenue Service with regard to the Plan. The parties acknowledge and agree that the Company will cancel its 401(k) Plan as of December 31, 1999 and pay any matching funds due to the accounts of the 401(k) Plan participants (in accordance with the amounts accrued in the Financial Statements) at that time. The Company's 401(k) Plan shall remain in effect to the extent necessary to permit the rollover of all funds held by the Plan's participants.

     4.17 Officer and Director Resignations. All officers and directors of the Company shall have submitted their resignations in writing, effective as of the Effective Time.

     4.18 Advisory Opinion. The Company shall have received a written advisory opinion from the United States Department of Commerce, in form satisfactory to the Buyer in its reasonable discretion, stating that the Saber Simulator and the Verias Simulator, and all models provided in the Company's model library, have an ECCN of 3D991. As a result of such ECCN classification, the Company did not ship either simulator product into any jurisdiction where an export license was required.

     4.19 DARPA Letter. The Company shall have received a written letter of assurance from the United States Defense Advanced Research Projects Agency ("DARPA"), in form satisfactory to the Buyer in its reasonable discretion, stating that (i) any past transfers to foreign firms or institutions by the Company of any versions of the Verias Simulator in executable code format did not constitute a breach of the terms of the DARPA Agreement and based on such transfers DARPA will not assert any rights to a royalty on commercial products which included the Verias Simulator, (ii) DARPA will not discriminate in awarding funding to the Buyer in the future as the result of any past transfers to foreign firms or institutions by the Company of any versions of the Verias Simulator in executable code format and (iii) no other monetary fines, reimbursement of funds or rights to royalties will be assessed or demanded by DARPA against the Company based on facts disclosed to DARPA.

Section 5  Conditions to Company's Obligations at Closing

  The obligations of the Company hereunder to be performed at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, except for any condition the Company may waive in accordance with
Section 7.3.

  5.1    Representations and Warranties.   The representations and warranties of
the Buyer contained in Section 3 shall have been true in all material respects on the date of this Agreement and shall be true in all material respects at and as of immediately prior to the Closing with the same effect as though made at and as of immediately prior to the Closing.

  5.2 Closing Certificate. The Buyer shall have delivered to the Company a certificate dated the date of the Closing that the conditions specified in Sections 5.1 and 5.3 are satisfied. Such certificate shall be deemed a representation and warranty of the Buyer under Section 3 for all purposes of this Agreement.

  5.3 Performance. The Buyer shall have performed and complied in all material respects with all covenants required herein to be performed or complied with by the Buyer on or before the Closing.

  5.4    Stockholder Approval. The Stockholder Approval shall have been given.

  5.5    Third-Party Action.   All Third-Party Action required in order to
consummate the Closing on the terms hereof, other than any the absence of which in the aggregate would not have a material effect on the transactions contemplated hereby, shall have been taken, and the Hart-Scott waiting period shall have expired.

  5.6 Opinion of Counsel. The Company shall have received from McCutchen, Doyle, Brown & Enersen LLP, counsel to the Buyer, an opinion dated the date of the Closing, in form and substance substantially as set forth in Exhibit D.

  5.7 Transactional Litigation. No action, suit or proceeding before any Governmental Agency shall have been commenced, and no investigation by any Governmental Agency shall have been commenced or overtly threatened, against the Company, the Buyer, Buyer Subsidiary or any of their respective principals, officers, directors or stockholders seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

  5.8 Corporate and Other Proceedings. All corporate and other proceedings on the part of the Buyer and Buyer Subsidiary in connection with the transactions to be consummated at the Closing, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to the Company.

Section 6 Covenants of Company, Buyer Subsidiary and Buyer

  6.1 Non-Disclosure. Each party agrees not to divulge or communicate, or use for any purpose other than evaluating this transaction or exercising rights as a party hereto, any information or materials concerning this Agreement, the negotiation between the parties hereto and the transactions contemplated hereby, except to the extent that such information (w) is or hereafter becomes lawfully obtainable from other sources, (x) is required to be disclosed to a Governmental Agency having jurisdiction over the party or its Affiliates, (y) is otherwise required by law to be disclosed or (z) is disclosed following a waiver in writing from the other parties. Promptly after the date hereof and after the Effective Time, the Buyer and the Company will issue a mutually agreeable press release concerning the transactions contemplated hereby. The parties hereto will consult and cooperate with each other and agree upon the terms and substance of all press releases, announcements and public statements with respect to this Agreement and the Merger, provided, however, that such consultation and cooperation shall not interfere with any obligation of either party hereto to disclose any information as required by applicable law. Any press release or other announcement by any party with respect to the Merger will be subject to the consent and approval of the other party, which consent or approval will not be unreasonably withheld. The parties also hereby ratify and confirm the confidentiality letter dated October 19, 1999, which shall continue in effect.

  6.2 Nonsurvival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement or any instrument delivered pursuant to this Agreement will expire at and shall not survive the Effective Time, and the Surviving Corporation (as defined in the Plan of Merger) shall have no liability with respect to any such representation or warranty and shall not be subject to any contribution, indemnity or similar claims with respect thereto by any Person. However, nothing in this Section 6.2 will relieve any Person from liability for his, her or its knowing personal fraud.

  6.3    Termination of this Agreement; Termination Fees.

  (a) If any condition of the Closing stated in Section 4 is not satisfied on or before March 31, 2000, then, provided the Buyer is not in material default hereunder, the Buyer may at any time thereafter terminate any further obligations under this Agreement by giving written notice thereof to the Company. If any condition of the Closing stated in Section 5 is not satisfied on or before such date, then, provided the Company is not in material default hereunder, the Company may at any time thereafter terminate any further obligations under this Agreement by giving written notice thereof to the Buyer. This Agreement may be so terminated, or terminated by mutual agreement of the parties upon the authorization of their respective boards of directors, notwithstanding approval of this Agreement by the stockholders of any or all parties. Furthermore, this Agreement may be terminated by either party if any Governmental Agency shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use their reasonable business efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Merger, and such injunction shall have become final and non-appealable.

  (b) In addition, the Board of Directors of the Company may terminate this Agreement pursuant to Section 6.6(e) in the circumstances there specified if, simultaneously with such termination, the Company pays the Buyer $1,000,000 by wire transfer of immediately available funds.

  (c) In the event the Board of Directors of the Company withdraws or modifies its approval or recommendation of the Merger or approves or recommends a Superior Proposal pursuant to Section 6.6(e), or the Merger is voted down by the Company's stockholders, or this Agreement is terminated by the Buyer prior to the Effective Time after the date specified in Section 6.3(a) for failure to satisfy the conditions specified in Section 4 herein (except for the conditions specified in Sections 4.6, 4.8 (if the suit or proceeding primarily alleges a Buyer legal deficiency), 4.10, 4.11, 4.12, 4.14, 4.15, 4.18 or 4.19), or this
Agreement is terminated by the Company prior to the Effective Time after the date specified in Section 6.3(a) for failure to satisfy the conditions specified in Sections 5.4, 5.5 or 5.7 (if the suit or proceeding primarily alleges a Company legal deficiency), or if this Agreement is terminated by the Buyer due to a material breach hereof by the Company, and in any such case a Third-Party Transaction is announced within 12 months after such withdrawal, modification, approval, recommendation, vote or termination which is thereafter consummated (or is consummated within such 12-month period, irrespective of any announcement), the Company will, simultaneously with such consummation, pay the Buyer $1,000,000 by wire transfer of immediately available funds.

  (d) In the event the Board of Directors of the Company withdraws or modifies its approval or recommendation of the Merger or approves or recommends a Superior Proposal pursuant to Section 6.6(e), or the Merger is voted down by the Company's stockholders, the Buyer may, at any time thereafter, at its sole option by notice given to the Company, terminate any obligation on its or the Buyer Subsidiary's part to consummate the Merger. Any such termination will not affect the Buyer's rights under Section 6.3(c), or, in the case of breach by the Company, be in lieu of or adversely affect in any way any right or remedy otherwise available to the Buyer.

  (e) Any termination pursuant to this Section 6.3 will not, however, terminate or otherwise affect the obligations of the parties under Sections 6.1, 7.1 or 7.2.

  6.4 Reasonable Business Efforts, No Inconsistent Action. Each party will use its reasonable business efforts to cause the conditions over which it has control to be satisfied on or before the Closing. No party will take any action which will foreseeably result in the nonsatisfaction of any condition stated in
Section 4 or 5 on or before the Closing.

  6.5 Access. Between the date of this Agreement and the Closing or any earlier termination of this Agreement in accordance with its terms, the Company will (i) give the Buyer and its authorized representatives access to its books, records, Properties, officers, attorneys and accountants and permit the Buyer to make inspections and copies of such books and records, and (ii) furnish the Buyer with such financial information and operating data and other information with respect to its business and Properties, and to discuss with the Buyer and its authorized representative its affairs, all as the Buyer may from time to time reasonably request for the purposes of this Agreement, during normal office hours. Any on-site visit shall be subject to reasonable advance notice and to being accompanied by an officer or designated employee of the Company. No information furnished to the Buyer pursuant to this Section 6.5 or otherwise known to the Buyer shall affect any representation, warranty or condition in this Agreement.

     6.6  No Solicitation or Negotiation.

     (a) Until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, neither the Company nor any Subsidiary nor any representative of the Company or any Subsidiary shall, directly or indirectly, take any action to (i) encourage, solicit or initiate the submission of any Acquisition Proposal or any inquiries with respect thereto, (ii) enter into any agreement for or relating to a Third-Party Transaction, or (iii) participate in any way in discussions or negotiations with, or furnish any non-public information to, any Person in connection with any Acquisition Proposal. Notwithstanding any other provision of this Section 6.6(a), the Company may, prior to the Stockholder Approval, in response to an unsolicited bona fide written offer or proposal made by a third party which is reasonably likely to lead to a Superior Proposal, provide non-public information to or have discussions or negotiations with such third party, if and only to the extent that the Board of Directors has determined in good faith, after receiving the advice of its outside counsel, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties to the Company's stockholders under applicable law. The Company will immediately communicate to the Buyer the receipt of any third party solicitation, proposal or bona fide inquiry that the Company, any Subsidiary or any representative of the Company or any Subsidiary may receive in respect of any such transaction, or of any request for such information, including in each case a copy thereof and all other particulars thereof, and keep the Buyer fully apprised of all developments therein on a current basis, and consider in good faith any counterproposals which the Buyer, in its sole discretion, elects to make.

     (b) "Acquisition Proposal" means any proposed Acquisition Transaction. "Acquisition Transaction" means any (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of any assets of the Company or its subsidiaries representing 15% or more of the consolidated assets of the Company and its subsidiaries, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of the Company, (iv) transaction in which any person shall acquire Beneficial Ownership or the right to acquire Beneficial Ownership, or any Group shall have been formed which has Beneficial Ownership or has the right to acquire Beneficial Ownership, of 15% or more of the outstanding shares of common stock of the Company, (v) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company or any of its subsidiaries, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions. "Third-Party Transaction" shall mean an Acquisition Transaction with a party unrelated to the Buyer. "Beneficial Ownership" and "Group" shall have the meanings stated in Regulation 13D-G under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (c) The Company will take all action necessary in accordance with applicable law and its articles of incorporation and by-laws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the Merger and to secure the Stockholder Approval, including without limitation the preparation of a proxy statement (the "Proxy Statement," which term shall include all amendments and supplement thereto). The Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and shall not, at the time of (i) first mailing thereof or (ii) such stockholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that the Company shall not be responsible for information supplied by the Buyer or any affiliates or representatives of the Buyer for inclusion in the Proxy Statement. The Company (i) shall promptly prepare and file with the SEC, use all reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials for such meeting, (ii) shall notify the Buyer of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide the Buyer copies of all correspondence between the Company or any representative of the Company and the SEC and (iii) shall give the Buyer and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give the Buyer and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.

     (d) The Board of Directors of the Company shall recommend and declare advisable to its stockholders such approval and the Company shall take all lawful action to solicit, and use all best efforts to obtain, approval of its stockholders, and neither the Board of Directors of the Company nor any committee of such Board of Directors shall, except as otherwise provided in
Section 6.6(e) below, (i) withdraw or modify the approval or recommendation by such Board of Directors or such committee of the Merger, (ii) approve or recommend any Acquisition Proposal other than the Merger, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Acquisition Proposal other than the Merger.

     (e) Notwithstanding Section 6.6(d) hereof, the Board of Directors of the Company may, prior to the Stockholder Approval, withdraw or modify its approval or recommendation of the Merger, approve or recommend a Superior Proposal or terminate this Agreement in order to simultaneously enter into a binding agreement with respect to a Third-Party Transaction that constitutes a Superior Proposal, but in each case subject to its compliance with Section 6.3(b) or (c), as applicable, if and only to the extent that both (i) the Buyer has been given at least 5 days written notice of the Company's intent to do so and (ii) the Board of Directors of the Company has determined in good faith, after receiving the advice of its outside counsel, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law. A "Superior Proposal" means any bona fide written Acquisition Proposal, the terms of which the Board of Directors of the Company determines in its good faith judgment, based on the advice of its financial advisor, to be more favorable to the Company's stockholders than the Merger and to be already financed or readily financeable.

     (f) Nothing in this Section 6.6 shall prohibit the Company from taking and disclosing to its stockholders a position as contemplated by SEC Rule 14e-2(a), provided that neither the Company nor its Board of Directors nor any committee of its Board of Directors shall approve or recommend any Third-Party Proposal except as permitted by Section 6.6(e).

     6.7 Interim Financial Information. The Company will supply to the Buyer unaudited consolidated monthly financial statements within 30 business days of the end of each month ending between the date of the Interim Balance Sheet and the Closing or any earlier termination of this Agreement in accordance with its terms, prepared on a basis consistent with the unaudited consolidated financial statements for the preceding months. For purposes of these statements, employee bonuses and similar expenses may be accrued based on actual results for the year to date and budgeted results for the balance of the year.

     6.8 Interim Conduct of Business. From the date of this Agreement until the Closing or any earlier termination of this Agreement in accordance with its terms, unless approved by the Buyer in writing, the Company will operate its business consistently with past practice and in the ordinary course of business, and will not:

            (a) merge or consolidate with or agree to merge or consolidate with, or sell or agree to sell all or substantially all of its Property to, or purchase or agree to purchase all or substantially all of the Property of, or otherwise acquire, any other Person or a division thereof, except as provided in this Agreement;

            (b)  amend its articles of incorporation or by-laws;

            (c) make any changes in its accounting methods, principles or practices, except as required by GAAP;

            (d) sell, consume or otherwise dispose of any Property, except in the ordinary course of business consistent with past practices;

            (e) authorize for issuance, issue, sell or deliver any additional shares of its capital stock of any class or any securities or obligations convertible into shares of its capital stock or issue or grant any option, warrant or other right to purchase any shares of its capital stock of any class, other than, in each case, the issuance of Common Stock pursuant to the exercise of the options listed in Section 2.1(a);

            (f) except as provided in the Plan of Merger, accelerate, amend or change the period of exercisability of vesting of options or other Stock Rights granted under its stock option plans or authorize cash payments in exchange for any options or other Stock Rights granted under any of such plans;

            (g) declare any dividend on, make any distribution with respect to, or redeem or repurchase, its capital stock except under existing repurchase agreements or obligations as set forth in Schedule 2.1;

            (h) modify, amend or terminate any Benefit Plans, except as otherwise set forth herein or as required under Legal Requirements or any Disclosable Contract;

          (i) enter into any material Contract, or violate, amend or otherwise modify or waive any of the terms of any of its material Contracts other than amendments or modifications in the ordinary course of business consistent with past practice;

          (j) transfer or license to any Person or otherwise extend, amend or modify any rights to the Company Intellectual Property other than the grant of non-exclusive licenses in the ordinary course of business consistent with past practice;

          (k) enter into or amend any Contracts pursuant to which any other Person is granted exclusive marketing, manufacturing or other exclusive rights of any type or scope with respect to any of its products or technology;

          (l) incur or commit to incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (m) enter into any operating leases requiring cumulative annual payments in excess of $25,000;

          (n) pay, discharge or satisfy in an amount in excess of $25,000 in any one case or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements;

          (o) incur or commit to incur any capital expenditures in excess of $50,000 in the aggregate;

          (p) materially reduce the amount of any material insurance coverage provided by existing insurance policies;

          (q) terminate or waive any right of substantial value, other than in the ordinary course of business;

          (r) take any of the following actions: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in the ordinary course of business and in accordance with past practices,
     (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officer or employee, (iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except as otherwise provided in the Plan of Merger;

          (s) commence a lawsuit or arbitration proceeding other than (i) for the routine collection of bills, or (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Business, provided that it consults with the Buyer prior to the filing of such suit;

          (t) make any material Tax election other than in the ordinary course of business and consistent with past practice, change any material Tax election, adopt any Tax accounting method, file any Tax return (other than any estimated Tax returns, immaterial information returns, payroll Tax returns or sales Tax returns) or any amendment to a Tax return, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment provided that the Buyer shall not unreasonably withhold or delay approval of any of the foregoing actions;

          (u) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

          (v)  authorize or enter into an agreement to do any of the foregoing.

     6.9 Section 338 Election; Tax Status. The parties agree that the Buyer may make an election under Section 338(a) of the Code with respect to the Merger. Each party has reviewed the income and other Tax aspects of the structure of the Merger with its own professional advisers, and no party or representative of a party shall have any obligation or responsibility to any other party with respect thereto.

     6.10   Option to Purchase.

     (a) The Company hereby irrevocably grants the Buyer the right (the "Option"), at the Buyer's option, to purchase from the Company up to 968,640 (subject to adjustment as provided in this Section 6.10) Shares in the aggregate at the exercise price of $2.48 per share, subject to adjustment as provided in this Section 6.10 (as so adjusted, the "Exercise Price"), as specified by the Buyer in its notice or notices of exercise from time to time, but only after the occurrence of a Triggering Event. A "Triggering Event" means the first to occur of the following events:

            (i) the Company terminates this Agreement pursuant to Section 6.6(e), or

            (ii) the Board of Directors of the Company withdraws or modifies its approval or recommendation of the Merger or approves or recommends a Superior Proposal pursuant to Section 6.6(e), or the Merger is voted down by the Company's stockholders, or this Agreement is terminated by the Buyer prior to the Effective Time after the date specified in Section 6.3(a) for failure to satisfy the conditions specified in Section 4 herein (except for the conditions specified in Sections 4.6, 4.8 (if the suit or proceeding primarily alleges a Buyer legal deficiency), 4.10, 4.11, 4.12, 4.14, 4.15,
     4.18 or 4.19), or this Agreement is terminated by the Company prior to the Effective Time after the date specified in Section 6.3(a) for failure to satisfy the conditions specified in Sections 5.4, 5.5 or 5.7 (if the suit or proceeding primarily alleges a Company legal deficiency), or if this Agreement is terminated by the Buyer due to a material breach hereof by the Company, and in any such case a Third-Party Transaction is announced within 12 months after such withdrawal, modification, approval, recommendation, vote or termination which is thereafter consummated (or is consummated within such 12-month period, irrespective of any announcement). Such consummation shall constitute the Triggering Event within the scope of this
     Section 6.10(a)(ii).

            (iii) any Person other than an Affiliate of the Buyer commences a tender offer (within the meaning of SEC Rule 14d-2) for 15% of more of the Company's outstanding Shares.

     (b) The Company will give the Buyer notice of any proposed Triggering Event under Section 6.10(a)(ii) or (iii) to which it is a party at least 20 days prior to the proposed consummation thereof, and will give the Buyer notice of any other such Triggering Event immediately upon receiving knowledge thereof. The Option may be exercised, at any time and from time to time, commencing immediately prior to the Triggering Event and continuing thereafter until 5:00 p.m., California time, on the earlier of (i) the Effective Time or (ii) the 5th anniversary of the date of this Agreement, if a business day, or on the next succeeding business day if it is not. To exercise the Option, the Buyer shall deliver written notice to the Company at its address listed in Section 7.4 specifying the number of Shares as to which the Option is being exercised, accompanied by the Buyer's check or wire transfer in payment of the aggregate Exercise Price. Alternatively, the Buyer may pay the Exercise Price by surrender of this Option with respect to a number of shares whose aggregate Spread Value equals the aggregate Exercise Price. "Spread Value" means (x) the excess, if any, of the market value of a Share over the Exercise Price times (y) the number of Shares so to be surrendered. For this purpose, "market value" shall mean the average closing price of Shares for the 3 most recent trading days ending with the 2d trading day prior to any such cashless exercise, if Shares are then traded on a national securities exchange or the Nasdaq National Market, and will mean the per-Share value of the transaction associated with the Triggering Event in all other cases.

     (c) Upon any exercise of the Option as set forth above, the Buyer shall immediately be the record owner of all Shares subject to such exercise for all purposes, without any other action being necessary. Within 3 trading days after each exercise of the Option, the Company shall deliver certificates for the Shares so purchased to the Buyer, but the delivery of such certificates shall not be required in order for the Buyer to exercise any rights as a holder of the Shares to be represented thereby. Until its exercise, the Option does not confer on the Buyer any rights of a stockholder of the Company.

     (d) The Company need not issue any fractional shares in connection with any exercise of the Option. Instead, the Buyer may purchase a whole Share from the Company at the Exercise Price.

     (e) During the term of the Option, the Company shall reserve sufficient authorized but unissued shares of Common Stock or other securities for the full exercise of the rights represented by the Option. To the extent required for the lawful exercise of the Option, the Company will promptly make, at the Buyer's expense, all filings with Governmental Agencies, including without limitation a premerger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, requested by the Buyer in connection with an intended exercise of the option.

     (f) The Exercise Price and the number of Shares that the Company must issue upon exercise of the Option are subject to adjustment from time to time as follows:

            (1) If the Company at any time or from time to time after the date hereof: (1) declares or pays, without consideration, any dividend on Shares payable in Shares; (2) creates any right to acquire Shares for no consideration; or (3) subdivides the outstanding Shares (by stock split, reclassification or otherwise), the Company shall increase the number of Shares that the Buyer may purchase upon exercising the Option and decrease the Exercise Price in proportion to the increase in the number of outstanding Shares that results from any such action.

            (2) If the Company combines or consolidates the outstanding Shares, by reclassification or otherwise, into a lesser number of Shares, the Company shall decrease the number of Shares that the Buyer may purchase upon exercising the Option and increase the Exercise Price in proportion to the decrease in the number of outstanding Shares that results from any such combination or consolidation.

            (3) If Shares change into shares of any other class or classes of security or into any other Property for any reason other than a subdivision or combination of Shares provided for in Section 6.10(f)(1) or (2), including without limitation any reorganization, reclassification, merger or consolidation and any sale of substantially all of the Company's properties and assets, the Company shall make lawful provision for giving the Buyer the right, by exercising the Option, to purchase the kind and amount of securities or other Property receivable upon any such change by the owner of the number of Shares subject to this Option immediately before the change.

            (4) If the Company spins off any Subsidiary by distributing to the Company's shareholders as a dividend or otherwise any stock or other securities of the Subsidiary, the Company shall reserve until the end of the term of the Option enough such shares or other securities for delivery to the Buyer upon any exercise of the rights represented by the Option to the same extent as if the Buyer owned of record all Common Stock or other securities subject to the Option on the record date for the distribution of the Subsidiary's shares or other securities.

Upon each adjustment or readjustment required by this Section 6.10(f), the Company shall promptly compute such adjustment or readjustment and furnish to the Buyer a certificate setting forth such adjustment or readjustment and showing in detail the facts giving rise to the adjustment or readjustment. Upon the Buyer's written request, the Company also shall furnish to the Buyer a similar certificate setting forth (1) such adjustments and readjustments, (2) the Option Price in effect on the date of the certificate, and (3) the number of Shares and the amount of any other property that the Buyer would receive upon exercising the Option.

     (g) The Buyer may not transfer, sell or make any other disposition of the Option (other than in connection with a succession to or transfer of its business as a whole), or grant any Lien respecting any of its rights under the Option, without the Company's prior consent.

     (h) By accepting the Option, the Buyer agrees that the Option and the Shares or other securities issuable upon exercise of the Option may be offered or sold, only in compliance with the Act and all applicable state securities laws. The Buyer acknowledges that if the Option is exercised, the shares issued upon such exercise will be "restricted securities" within the meaning of Rule 144 promulgated under the Act. The Buyer hereby agrees to comply with this
Section 6.10(h) with respect to any resale or other disposition of such securities. The Buyer may offer or sell any such securities only in accordance with (1) an effective registration statement under the Act; (2) SEC Rule 144; or
(3) another exemption from the registration requirements of the Act and all applicable state securities laws demonstrated, to the Company's reasonable satisfaction, by an opinion of securities counsel reasonably acceptable to the Company. The Company may make a notation on its records, and on the certificates for any Shares or other securities issued upon the exercise of the Option, to implement the restrictions set forth in this Section 6.10(h). The Buyer represents and warrants that it is acquiring the Option, and will acquire the Shares subject thereto, for its own account and not on behalf of any other Person, and that it is an "accredited investor," as that term is defined in SEC Regulation D. By accepting the Option, the Buyer acknowledges that the Company is granting the Option to the Buyer in reliance on the Buyer's foregoing representations and warranties and the terms of this Section 6.10(h). Before allowing any transferee of any of the Buyer's rights under the Option to exercise this Option, the Company may, in its sole discretion, require the transferee to execute and deliver representations, warranties and acknowledgments to the Company substantially similar to those set forth in this
Section 6.10(h).

     (i) In the event the Company proposes to consummate a transaction (however structured, including without limitation a sale of stock or a merger) to which it is a party and which involves an acquisition of shares or equity interest in the Company by a third Person, and immediately following such transaction such Person together with its parents and subsidiaries (collectively, the "Acquiring Person") owns a majority of both the voting power and economic interest represented by the outstanding stock of the Company on a fully-diluted basis, then the Company (x) shall give the Buyer at least 20 days written notice of the proposed consummation, including a summary of the transaction and a copy of all transaction documents (which summary and documents shall be kept current by further notices to the Buyer) and (y) if it has complied with clause (x), may at its option, exercised by notice to the Buyer not later than 5 days prior to such consummation, redeem the Option (in whole and not in part) simultaneously with such consummation for an amount per share, paid by wire transfer of same-day funds to the account designated by the Buyer, equal to the excess, if any, of the Redemption Price over the Exercise Price then in effect. The "Redemption Price" is:

            (i) if the equity interest the Acquiring Person is acquiring in such consummation, together with any equity interest acquired by such Acquiring Person within 180 days prior to such consummation constitutes a majority of both the voting power and economic interest represented by the outstanding stock of the Company on a fully-diluted basis, the highest price per share paid (or to be paid upon such consummation) by the Acquiring Person in the course of acquiring such majority ownership, and

            (ii) otherwise, the fair market value of a Share (or the other Property then subject to the Option) as agreed to by the Company and the Buyer or, in the absence of such agreement, as determined by an investment bank of national reputation selected by the Company from a list of 3 such banks proposed by the Buyer (on its own initiative or within 15 days after written request by the Company), which bank shall not have engaged in a transaction with, or advised with respect to a transaction, either the Company or the Buyer within the prior 3 years. If this clause (ii) is applicable, the Company will not consummate such transaction unless and until the fair market value has been agreed or determined pursuant to this clause (ii).

     (j) Any Shares purchased by the Buyer upon exercise of the Option shall be entitled to the registration rights set forth in Exhibit E.

     6.11 SEC Reports. From and after the date of this Agreement until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company will timely file all reports required to be filed by it under the Exchange Act.

     6.12 Notice of Certain Events. The Company shall notify the Buyer, and the Buyer shall promptly notify the Company, of:

          (i) receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (ii) receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

          (iii) receipt of notice that any action, suit, claim, investigation or proceeding has been commenced or, to the knowledge of the Company, threatened, against or involving the Company, any Subsidiary or the Buyer, as applicable, which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.18 or which relates to the transactions contemplated by this Agreement;

          (iv) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of it (and, in the case of the Buyer, of Buyer Subsidiary) contained in this Agreement to be untrue or inaccurate; and

          (v) any failure of the Company, the Buyer or Buyer Subsidiary, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

The delivery of any notice pursuant to this Section 6.12 shall not limit or otherwise affect the remedies available to the party receiving such notice.

     6.13 Takeover Statutes. If any Takeover Statute is, becomes or may become applicable to the Merger or any of the transactions contemplated hereby, each of the Buyer, Buyer Subsidiary and the Company, and their respective Boards of Directors, shall grant such approvals and take such lawful actions as are necessary to ensure that the Merger and such transactions may be consummated as promptly as practicable on the terms contemplated hereby, and to the extent permitted by law otherwise act to eliminate the effects of such statute and any regulations promulgated thereunder on the Merger and such transactions or, if they cannot be eliminated, to minimize them.

     6.14 Pay-Off. The Company will, upon the request of the Buyer, cooperate with the Buyer in arranging the pay-off or refinancing of any indebtedness of the Company set forth in Schedule 2.6(b) which the Buyer, in its business discretion, desires to pay off or refinance in connection with the consummation of the transactions contemplated hereby.

     6.15 Other Filings. As promptly as practicable, the Company, the Buyer and Buyer Subsidiary each shall properly prepare and file any other filings required under the Exchange Act or any other federal or state law relating to the Merger and the transactions contemplated hereby (including filings, if any, required under Hart-Scott)(collectively, the "Other Filings"). Each of the

Company, the Buyer and Buyer Subsidiary shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by any Governmental Agency or official, and each of the Company, the Buyer and Buyer Subsidiary shall supply the other with copies of all correspondence between it, on the one hand, and members of any Governmental Agency or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings. The Company, the Buyer and Buyer Subsidiary each shall use its respective reasonable best efforts to obtain and furnish the information required to be included in any of the Other Filings. The Company, the Buyer and Buyer Subsidiary hereby covenant and agree to use their commercially reasonable best efforts to secure termination of any waiting periods under Hart-Scott and obtain the approval of the Federal Trade Commission or any other Governmental Agency for the transactions contemplated herein.

  6.16 Officers and Directors Indemnification. The Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Company or any Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorney's fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of or pertaining to the fact that such person is or was a director or officer of the Company or any of the Subsidiaries whether pertaining to any matter existing at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent a corporation may indemnify its own directors or officers, as the case may be, in compliance with applicable law, under the OBCA as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits broader rights than such law permitted prior to such amendment and only to the extent such amendment is not retroactively applicable) . Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Surviving Corporation, and the Company or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and otherwise advance to such Indemnified Parties upon request reimbursement of reasonable documented expenses incurred, in either case to the fullest extent and in the manner permitted by the OBCA; and (ii) the Company or the Surviving Corporation, and the Indemnified Party, will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent. Any Indemnified Party wishing to claim indemnification under this Section 6.16, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company (or after the Effective Time, the Surviving Corporation) (but the failure to so notify shall not relieve a party from any liability which it may have under this Section 6.16 except to the extent such failure materially prejudices such party). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The Company, Buyer and Buyer Subsidiary agree that all rights to indemnification, including provisions relating to advances or expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than three years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities. This Section 6.16 is for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Buyer, Buyer Subsidiary, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.16.

Section 7 Miscellaneous

     7.1  No Brokers, Finders.

     (a) Company. The Company has not engaged any agent, broker, finder or investment or commercial banker in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, other than Broadview Int'l LLC, for whose fees and expenses the Company will be solely responsible and whose fees and expenses will not exceed $600,000 if the Merger is consummated. The Company shall indemnify, defend and hold the Buyer harmless against and in respect of any claim for brokerage fees or other commissions incurred or owing due to any such engagement or alleged engagement, including without limitation, any fees and expenses of counsel incurred by the Buyer in connection with enforcing this Section 7.1(a).

     (b) Buyer. The Buyer has not engaged any agent, broker, finder or investment or commercial banker in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby. The Buyer shall indemnify, defend and hold the Company and its stockholders harmless against and in respect of any claim for brokerage fees or other commissions incurred or owing due to any such engagement or alleged engagement, including without limitation, any fees and expenses of counsel incurred by the Company or its stockholders in connection with enforcing this Section 7.1(b).

     7.2 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, the Company and the Buyer shall each pay their own fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof, including, without limitation, the fees and expenses of their respective counsel, accountants and other experts.

     7.3 Complete Agreement; Waiver and Modification; No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties other than the confidentiality letter dated October 19, 1999 between the Buyer and the Company, which shall continue in effect. There are no representations or warranties by any party except those expressly stated or provided for herein, any implied warranties being hereby expressly disclaimed. There are no covenants or conditions except those expressly stated herein. No amendment, supplement or termination of or to this Agreement, and no waiver of any of the provisions hereof, shall be binding on a party unless made in a writing signed by such party. This Agreement may be modified by mutual agreement of the parties as authorized by their respective boards of directors, notwithstanding approval hereof and thereof by the stockholders of the parties. Nothing in this

Agreement shall be construed to give any Person other than the express parties hereto any rights or remedies.

     7.4 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be given by delivery (by mail or otherwise) or transmitted to the address or facsimile number listed below, and will be effective (in all cases) upon receipt. Without limiting the generality of the foregoing, a mail, express, messenger or other receipt signed by any Person at such address shall conclusively evidence delivery to and receipt at such address, and any printout showing successful facsimile transmission of the correct total pages to the correct facsimile number shall conclusively evidence transmission to and receipt at such facsimile number.

     (a)  If to the Buyer or Subsidiary:

               46871 Bayside Parkway
               Fremont, CA 94538
               attention: Sam Chang

               facsimile: (510) 413-7793

               with copies to:

               McCutchen, Doyle, Brown & Enersen, LLP
               3150 Porter Drive
               Palo Alto, CA 94304
               attention: Bartley C. Deamer

     (b)  If to the Company:

               9205 S.W. Gemini Drive
               Beaverton, OR 97008
               attention: Gary P. Arnold

               facsimile: (503) 641-3193

               with copies to:

               Ater Wynne LLP
               222 SW Columbia, Suite 1800
               Portland, OR 97201
               attention: Stephen M. Going

Any party may change its address or facsimile number for purposes of this
Section 7.4 by giving the other party written notice of the new address or facsimile number in accordance with this Section 7.4, provided it is a normal street address, or normal operating facsimile number, in the continental United States.

     7.5 Law Governing. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California, without regard to principles of conflicts of laws, except as to matters manditorily governed by the OBCA.

     7.6 Headings; References; "Hereof;" Interpretation. The Section headings in this Agreement are provided for convenience only, and shall not be considered in the interpretation hereof. References herein to Sections, Exhibits or Schedules refer, unless otherwise specified, to the designated Section of or Exhibit or Schedule to this Agreement. Terms such as "herein," "hereto" and "hereof" refer to this Agreement as a whole. This Agreement has been negotiated at arm's length between parties sophisticated and knowledgeable in the matters addressed in this Agreement. Each of the parties has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties and this Agreement.

     7.7 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and successors of the parties hereto, but no right or liability or obligation arising hereunder may be assigned by any party hereto.

     7.8 Counterparts, Separate Signature Pages. This Agreement may be executed in any number of counterparts, or using separate signature pages. Each such executed counterpart and each counterpart to which such signature pages are attached shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

     7.9 Severability. In the event any of the provisions of this Agreement shall be declared by a court or arbitrator to be void or unenforceable, then such provision shall be severed from this Agreement without affecting the validity and enforceability of any of the other provisions hereof, and the parties shall negotiate in good faith to replace such unenforceable or void provisions with a similar clause to achieve, to the extent permitted under law, the purpose and intent of the provisions declared void and unenforceable.

Section 8 Glossary

        Acquiring Person - Section 6.10(i).

        Acquisition Proposal - Section 6.6(b).

        Acquisition Transaction - Section 6.6(b).

        Act - the Securities Act of 1933, as amended.

        Affiliate - a Person who controls, is controlled by or is under common control with another Person, or who directly or indirectly owns 10% or more of the voting power in such other Person, or of whose voting power such other Person (or a Person holding 10% or more of the voting power in such other Person) owns 10% or more. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        Agreement - this Agreement of Merger, including the Exhibits and Schedules hereto.

        Audited Statements - Section 2.6(a).

        Beneficial Ownership - Section 6.6(b).

        Benefit Plans - Section 2.14(b).

        Business - introductory paragraphs.

        Buyer - introductory paragraphs.

        Buyer Subsidiary  - introductory paragraphs.

        Closing - Section 1.1.

        COBRA - Section 2.14(f).

        Code - the Internal Revenue Code of 1986, as amended.

        Company - introductory paragraphs. In the case of any representation or warranty relating to events or circumstances occurring or existing prior to the merger of Analogy Acquisition Corporation into Symmetry, Inc., the term "Company" also includes Symmetry, Inc.

        Company ERISA Plan - Section 2.14(d).

        Company Intellectual Property - Section 2.21(a).

        Company SEC Documents - Section 2.25.

        Confidential Information - Section 2.21(g).

        Contract - any agreement, written or oral, any license or authorization by another Person of a contractual nature or any promissory note or other instrument of a contractual nature, which is intended to be enforceable against the Person in question or against any Property of such Person. Any Person which is, or any of whose Property is, subject to enforcement of a Contract shall, for purposes of this Agreement, be deemed a party to it.

        DARPA - Section 4.19.

        DARPA Agreement - the Cooperative Agreement Under 10 U.S.C. 2358 between the United States of America U.S. Air Force, Air Force Materiel Command Rome Laboratory/PKPF and Analogy, Inc. (F30602-96-2-0309), with a term from September 5, 1996 through April 4, 1999.

        Designated Contract - any of the following:

     (a) the lease to the Company referred to in Schedule 2.11 for 8705 SW Nimbus Avenue, Beaverton, Oregon, and for 9205 S.W. Gemini Drive, Beaverton, Oregon, and

     (b) the following agreements:

     (i) Tauri OEM Software Agreement between FTL Systems, Inc. and the Company, dated May 21, 1999;

     (ii) Source Code License and Binary Code Distribution License Agreement between Phase III Logic, Inc. and the Company, dated June 7, 1991, as amended including Addendum No. 3 effective November 3, 1993;

     (iii) Cooperative Agreement under 10 U.S.C. 2358 between the United States of America U.S. Air Force, air Force Materiel Command Rome Laboratory/PKPF and the Company, effective as of September 5, 1996;

     (iv) Cross-License and Support Agreement between Cadence Design Systems, Inc. and the Company, dated June 20, 1994;

     (v) Connections Partnership Membership Agreement between Cadence Design Systems, Inc. and Symmetry Design Systems, Inc., dated August 1, 1996;

     (vi) Mentor Graphics OpenDoor Loan and Support Agreement for OpenDoor Integration, Agreement No. OD-1004-LS-8, between Mentor Graphics Corporation and Analogy, Inc., dated January 12, 1999;

     (vii) Joint Marketing Agreement between Viewlogic Systems, Inc. and the Company, dated September 13, 1993;

     (viii) Remarketing and Distribution License Agreement between Mathworks, Inc. and the Company, dated January 16, 1994;

     (ix) Participation Agreement between Model Technology Incorporated and the Company, dated May 22, 1998;

     (x) Open Access Agreement between GEC Marconi Avionics (Holdings) Ltd. and Analogy UK, dated April 1, 1997, as amended March 31, 1999 and June 30, 1999;

     (xi) Open Access Agreement between GEC Alsthom ERC and Analogy UK, dated December 19, 1997;

     (xii) Open Access Agreement between GEC Alsthom Traction Ltd. and Analogy UK, dated December 19, 1997;

     (xiii) Open Access Agreement between GEC Marconi Radar & Defense Systems Ltd., Dynamics Division, and Analogy UK, dated January 1998;

     (xiv) Open Access Agreement between GEC Marconi Ltd. (MES) and Analogy UK, dated September 24, 1998 and as renegotiated October 25, 1999;

     (xv) Open Access Agreement between Lucas Aerospace and Analogy UK, dated December 19, 1997, as amended March 31, 1999;

     (xvi) Open Access Agreement between Peugeot Sport (PSA) and Analogy SARL, dated March 20, 1998; and

     (xvii) Distribution Agreement between C-Itoh & Co. and the Company, dated August 16, 1998.

     Disclosable Contract - Section 2.15.

     Disclosable Leases - Section 2.11.

     EAR - the Export Administration Regulations promulgated by the United States Department of Commerce and set forth in parts 730-774, inclusive, of Title 15 of the Code of Federal Regulations.

     ECCN - Section 2.30.

     Effective Time - Section 1.2.

     Environmental Requirement - any Legal Requirement relating to pollution, waste, disposal, industrial hygiene, land use or the protection of human health, safety or welfare, plant life or animal life, natural resources, wetlands, endangered or threatened species or habitat, the environment or property, including without limitation those pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

     Equity Interest - any common stock, preferred stock, partnership interest, limited liability company interest or ownership interest in any Person, and any right to acquire any of the foregoing, whether by exercise of an option, warrant or other right, by conversion, exchange or subscription or otherwise.

     ERISA - the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

     ERISA Affiliate - any company which, as of the relevant measuring date under ERISA, is or was a member of a controlled group of corporations or trades or businesses (as defined in Sections 414(b), (c), (m) or (o) of the Code) of which the Company or any Subsidiary or any predecessor of either is or was a member.

     Exchange Act - Section 6.6(b).

     Exercise Price - Section 6.10(a).

     Financial Statements - Section 2.6(a).

     GAAP - generally accepted accounting principles applied on a consistent basis, as set forth in authoritative pronouncements which are applicable to the circumstances as of the date in question. The requirement that such principles be applied on a "consistent basis" means that accounting principles observed in the period in question are comparable in all material respects to those applied in the preceding periods, except as change is permitted or required under or pursuant to such accounting principles.

     Government Audit - Section 2.18(b).

     Governmental Agency - any agency, court, department, board, commission, district or other public organ, whether federal, state, local or foreign.

     Group - Section 6.6(b).

     Hart-Scott - the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations issued thereunder.

     Hazardous Material - all or any of the following: (i) any substance the presence of which requires investigation or remediation under any applicable law or regulation; (ii) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "TCLP toxicity;" (iii) any petroleum products, explosives or radioactive materials; and (iv) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

     Indemnified Liabilities - Section 6.16.

     Indemnified Parties - Section 6.16.

     Intellectual Property - Section 2.21(a).

     Interim Balance Sheet - Section 2.6(c).

     Interim Statements - Section 2.6(a).

     ISO - Section 2.14(h).

     Last Fiscal Year-End - Section 2.6(a).

     Legal Requirement - a statute, regulation, ordinance or similar legal requirement, whether federal, state, local or foreign, or any requirement of a Permit or other authorization issued by a Governmental Agency.

     Lien - any lien, security interest, mortgage, deed of trust, pledge, hypothecation, capitalized lease or interest or right for security purposes.

     Material Adverse Effect - a matter will be deemed to have a "Material Adverse Effect" if such matter would have a material adverse effect on the business, condition, assets, liabilities, operations, financial performance or prospects of the Company and its Subsidiaries taken as a whole.

     Merger - introductory paragraphs.

     OBCA - Section 2.27.

     Option - Section 6.10(a).

     Order - any judgment, injunction, order or similar mandatory direction of, or stipulation or agreement filed with, a Governmental Agency, court, judicial body, arbitrator or arbitral body.

     Option - Section 6.10(a).

     Other Filings - Section 6.15.

     Person - an individual, or a corporation, partnership, limited liability company, trust, association or other entity of any nature, or a Governmental Agency.

     Plan of Merger - Section 1.2.

     Plan Termination Date - Section 2.29.

     Programs - Section 2.21(a).

     Property - any interest in any real, personal or mixed property, whether tangible or intangible.

     Proxy Statement - Section 6.6(c).

     Redemption Price - Section 6.10(i).

     SEC - the Securities and Exchange Commission.

     Shares - shares of the Common Stock, no par value, of the Company.

     Spread Value - Section 6.10(b).

     Stock Purchase Plan - Section 2.29.

     Stock Right - any right (including without limitation any option or warrant or subscription right) to acquire any capital stock or any other Stock Right or any instrument convertible into or exchangeable for any capital stock or any other Stock Right.

     Stockholder Approval - Section 2.3.

     Subsidiary - any Person which would be included in consolidated financial statements of the Company prepared in accordance with GAAP, and any Person in which the Company holds 50% or more of the voting power or 50% or more of the equity interests, and any former Subsidiary with respect to any of whose obligations the Company or any current Subsidiary is liable. In the case of any representation or warranty relating to events or circumstances in the past, the term "Subsidiary" also includes any Person that at the relevant time was a Subsidiary, irrespective of such Person's current status as a Subsidiary.

     Superior Proposal - Section 6.6(e).

     Support Agreements - Section 2.21(h).

     Takeover Statute - Section 2.26.

     Tax - any federal, state, local or foreign tax, assessment, duty, fee and other governmental charge or imposition of any kind, whether measured by properties, assets, wages, payroll, purchases, value added, payments, sales, use, business, capital stock, surplus or income, and any addition, interest, penalty, deficiency imposed with respect to any Tax.

     Third-Party Action - any consent, waiver, approval, license or other authorization of, or notice to, or filing with, any other Person, whether or not a Governmental Agency, and the expiration of any associated mandatory waiting period.

     Third-Party Intellectual Property - Section 2.21(a).

     Third-Party Right - any Lien on any Property of the Person in question, or any right (other than the rights of the Buyer hereunder) (i) to acquire, lease, use, dispose of, vote or exercise any right or power conferred by any Property of such Person, or (ii) restricting the Person's right to lease, use, dispose of, vote or exercise any right or power conferred by any Property of such Person.

     Third-Party Transaction - Section 6.6(b)

     Triggering Event - Section 2.10(a).

                 [remainder of page left blank intentionally]

     IN WITNESS WHEREOF, the parties have executed this Agreement of Merger.

Buyer:                                            AVANT! CORPORATION



                                                  By: /s/ GERALD C. HSU
                                                     ___________________________
                                                     Name: Gerald C. Hsu
                                                     Title: President and
                                                     Chief Executive Officer

Buyer Subsidiary:                                 AC ACQUISITION CORP.



                                                  By: /s/ GERALD C. HSU
                                                     ___________________________
                                                     Name: Gerald C. Hsu
                                                     Title: President

Company:                                          ANALOGY, INC.

                                                  By: /s/ GARY P. ARNOLD
                                                     ___________________________
                                                     Name: Gary P. Arnold
                                                     Title: President and
                                                     Chief Executive Officer

Exhibits

A     Plan of Merger
B     Opinion of Company's Counsel
C     Form of Noncompetition Agreement
D     Opinion of Buyer's Counsel
E     Registration Rights

Schedules